Exhibit 99.1

Acorn Hosts Annual Meeting and Management Q&A via Zoom

and in Person on Tuesday, September 13th at 1pm ET

Wilmington, DE – September 7, 2022 – Acorn Energy, Inc. (OTCQB: ACFN), a provider of Internet of Things (IoT) remote monitoring and control solutions for stand-by power generators, gas pipelines and other industrial assets, will hold its 2022 Annual Meeting of Stockholders at 1:00 PM ET on Tuesday, September 13, 2022 at 10451 Mill Run Circle, Suite 400, Owings Mills, Maryland. The meeting will also be available virtually via Zoom, for those who register in advance.

To participate using Zoom, investors must register in advance by contacting Acorn’s Assistant Secretary by email at AcornMeeting@gmail.com.

Annual Meeting Weblink (for registered participants): https://us02web.zoom.us/j/86008192431

To attend by Zoom, either click the link above, paste it into a web browser or go to zoom.us/join and enter Meeting ID 860 0819 2431. Registered participants will be admitted from the waiting room and into the Zoom meeting starting at approximately 12:55 PM ET.

If you have any questions or have technical issues on the day of the meeting, please call 302-265-0170 or email AcornMeeting@gmail.com ahead of the scheduled meeting time.

About Acorn (www.acornenergy.com) and OmniMetrixTM (www.omnimetrix.net)

Acorn Energy, Inc.’s operating subsidiary OmniMetrix, is a pioneer and leader in Internet of Things (IoT) wireless remote monitoring and control solutions for stand-by power generators, gas pipelines, air compressors and other industrial equipment, serving tens of thousands of customers including 25 Fortune/Global 500 companies. OmniMetrix’s proven, cost-effective solutions make critical systems more reliable and also enable automated “demand response” electric grid support by enrolled back-up generators. OmniMetrix solutions monitor critical equipment used by cell towers, manufacturing plants, medical facilities, data centers, retail stores, public transportation systems, energy distribution and federal, state and municipal government facilities, in addition to residential back-up generators.

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Twitter: @Acorn_IR and @OmniMetrix

Investor Relations Contacts

Catalyst IR

William Jones, 267-987-2082

David Collins, 212-924-9800

acfn@catalyst-ir.com